ITRONICS INC. AND SUBSIDIARIES
                           COMPUTATION OF LOSS PER SHARE
          FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                    EXHIBIT 11


                       Three Months Ended Sept 30,  Nine Months Ended Sept 30,
                       ---------------------------  -------------------------
                               1998        1997           1998        1997
                            ----------  ----------     ---------  ----------
Common and common
 equivalent shares used in
 determining net loss per
 share

Weighted average number of
 common shares outstanding
 during the period(1,000's)    45,078      32,476        44,278      31,000

Common equivalent shares          -           -             -           -
                           ----------  ----------    ----------  ----------

                               45,078      32,476        44,278      31,000
                           ==========  ==========    ==========  ==========


Net income (loss)           $(253,654)  $(100,871)    $(687,488)  $(375,362)

Cumulative preferred dividends
for the period                    -       ( 6,240)          -       (26,000)
                           ----------   ----------    ----------  ----------

Net income (loss) less
 cumulative preferred
 dividends for the period  $(253,654)   $(107,111)    $(687,488)  $(401,362)
                           ==========   ==========    ==========  ==========

Earnings (Loss) per share  $( 0.0056)   $( 0.0033)    $( 0.0155)  $( 0.0129)
                           ==========   ==========    ==========  ==========



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